Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS FOURTH QUARTER 2014 RESULTS EXCEEDING
INCREASED GUIDANCE;
INTRODUCES FIRST QUARTER AND FULL YEAR 2015 OUTLOOK

•	Fourth quarter sales grow 1%

•	Fourth quarter comparable sales decline 2%

•	Fourth quarter diluted EPS is $0.49

•	41 Express Factory Outlet stores operating at year end, with over 30 stores expected to open in 2015

Columbus, Ohio - March 11, 2015 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 640 stores, announced its financial results for the fourth quarter and full year 2014. These results cover the 13 and 52 week periods ended January 31, 2015 and compare to the 13 and 52 week periods ended February 1, 2014.

David Kornberg, the Company's President and Chief Executive Officer, noted that, “Our fourth quarter comparable sales and earnings performance exceeded the increased guidance that we issued in January. Sales picked up substantially during the final two weeks of December and remained strong throughout the balance of the quarter. I’m particularly pleased that as we reduced all-store promotional activity in January versus the prior year, we drove merchandise margin gains and positioned ourselves to begin 2015 with a better composition of spring inventory than at this time last year.”

Mr. Kornberg went on to note that, “For 2015, our efforts will revolve around five key priorities. First and foremost is increasing our profitability through a balanced approach to managing the business. We will execute against our growth pillars to drive predictable, sustainable, and profitable growth through a combination of top line improvement, margin expansion, and expense leverage. Our remaining priorities will center on elevating our customer experience, sharpening our brand position, investing in systems that enable us to better support our customer centric focus, and continuing to support and develop our people. This brief summary encapsulates an expansive plan that is designed to position Express for many years of profitable growth.”

Fourth Quarter 2014 Operating Results:

•	Net sales increased to $725.8 million from $715.9 million in the fourth quarter of 2014, an increase of 1%.

•	Comparable sales during the quarter (including e-commerce sales) decreased 2% against a comparable sales increase of 1% in last year's fourth quarter. E-commerce sales rose 4% to $144.3 million.

•
Merchandise margins grew by 70 basis points as the Company benefited from more targeted promotional activity compared to the prior year. Our buying and occupancy deleverage of 100 basis points, driven by higher rent and depreciation expense, resulted in a gross margin of 31.7% of net sales compared to 32.0% in last year’s fourth quarter.

•
Selling, general, and administrative (SG&A) expenses were $152.7 million versus $144.1 million in last year's fourth quarter, primarily due to incremental marketing activities. As a percentage of net sales, SG&A expenses increased by 90 basis points to 21.0% compared to 20.1% in last year’s fourth quarter.

•	Operating income was $76.5 million, or 10.5% of net sales, compared to $85.4 million, or 11.9% of net sales in the fourth quarter of 2013.

•	Income tax expense was $27.7 million, at an effective tax rate of 39.8%, compared to $31.8 million, at an effective tax rate of 39.9% in last year's fourth quarter.

•	Net income was $41.8 million, or $0.49 per diluted share. This compares to net income of $47.9 million, or $0.57 per diluted share, in the fourth quarter of 2013.

•	Real estate activity for the fourth quarter of 2014 is detailed in Schedule 4.

Fifty-Two Week Period Operating Results:

•	Net sales decreased 2% to $2.17 billion from $2.22 billion in the prior year period.

•	Comparable sales (including e-commerce sales) decreased 5%, compared to a 3% increase in 2013. E-commerce sales rose 4% to $354.2 million.

•	Gross margin was 30.5% of sales compared to 32.3% in the prior year period. Merchandise margin was flat for the year and buying and occupancy costs as a percentage of sales increased 180 basis points.

•	SG&A expenses were $524.0 million versus $504.3 million in the prior year period. This represented 24.2% of net sales, compared to 22.7% in 2013.

•	Operating income was $136.6 million, or 6.3% of net sales, compared to $214.3 million, or 9.7% of net sales in 2013.

•	The effective tax rate declined to 38.8% compared to 39.7% in 2013. The overall tax rate for 2014 was reduced as a result of the completion of a multi-year tax examination.

•	Net income was $68.3 million, or $0.81 per diluted share, compared to net income of $116.5 million, or $1.37 per diluted share, in 2013.

2014 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $346.2 million versus $311.9 million at the end of 2013.

•	Capital expenditures totaled $115.1 million in 2014 compared to $105.4 million in the prior year.

•	Inventory was $241.1 million, an increase of 13%, compared to $212.5 million at the end of 2013. This includes approximately $26 million of inventory related to Express Factory Outlet stores.

Redemption of Senior Notes and Share Repurchases:
The Company redeemed the remaining $200.9 million of its 8 ¾% Senior Notes due 2018 (the “Senior Notes”) on March 1, 2015 at 102.188% of the principal amount, with total payments equal to $1,021.88 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the redemption date. During the fourth quarter, the Company did not repurchase any shares of its common stock.

2015 Guidance:

The table below compares the Company's projected results for the 13 week period ended May 2, 2015 to the actual results for the 13 week period ended May 3, 2014.

	First Quarter 2015 Guidance	First Quarter 2014 Actual Results
Comparable Sales	+Low to mid single digits	-11%
Effective Tax Rate	Approximately 47%	44.3%
Interest Expense, Net	$12.4 million(1)	$5.9 million
Net Income	$3 to 6 million(1)	$5.1 million
Adjusted Net Income	$9 to $12 million(2)	N/A
Diluted Earnings Per Share (EPS)	$0.04 to $0.07(1)	$0.06
Adjusted Diluted EPS	$0.11 to $0.14(2)	N/A
Weighted Average Diluted Shares Outstanding	84.9 million	84.4 million

(1) Includes approximately $9.7 million of non-core operating items in connection with the redemption of our Senior Notes. These items consist of the call premium, the write-off of unamortized debt issuance costs and the write-off of the unamortized debt discount.

(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures that solely adjust the most direct comparable GAAP financial measures of Net Income and Diluted EPS to reflect the non-core operating items noted in (1) above, tax affected at our statutory rate of 39%. Management believes Adjusted Net Income and Adjusted Diluted EPS are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying business.

The table below compares the Company's projected results for the 52 week period ended January 30, 2016 to the actual results for the 52 week period ended January 31, 2015.

	Full Year 2015 Guidance	Full Year 2014 Actual Results
Comparable Sales	+Low single digits	-5%
Effective Tax Rate	Approximately 40%	38.8%
Interest Expense, Net	$16.0 million(1)	$23.9 million
Net Income	$73 to $85 million(1)	$68.3 million
Adjusted Net Income	$79 to $91 million(2)	N/A
Diluted EPS	$0.86 to $1.00(1)	$0.81
Adjusted Diluted EPS	$0.93 to $1.07(2)	N/A
Weighted Average Diluted Shares Outstanding	85.1	84.6 million
Capital Expenditures	$114 to $119 million	$115 million

(1) Includes approximately $9.7 million of non-core operating items in connection with the redemption of our Senior Notes. These items consist of the call premium, the write-off of unamortized debt issuance costs and the write-off of the unamortized debt discount.

(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures that solely adjust the most direct comparable GAAP financial measures of Net Income and Diluted EPS to reflect the non-core operating items noted in (1) above, tax affected at our statutory rate of 39%. Management believes Adjusted Net Income and Adjusted Diluted EPS are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying business.

See Schedule 4 for a discussion of projected real estate activity.

Conference Call Information:
A conference call to discuss fourth quarter 2014 results is scheduled for Wednesday, March 11, 2015, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at:
http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on March 11, 2015 until 11:59 p.m. ET on March 18, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13601809.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the first quarter and full year 2015, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, objectives for 2015 and the Company’s growth pillars. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, and promotions; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and customer traffic to our website; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) our inability to protect our trademarks our use our trademarks around the world; (18) impairment charges on long-lived assets; (19) substantial lease obligations; (20) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rates; and (21) restrictions imposed on us under the terms of our revolving credit facility. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 31, 2015	February 1, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$346,159	$311,884
Receivables, net	23,272	17,384
Inventories	241,063	212,510
Prepaid minimum rent	29,465	28,554
Other	14,277	13,129
Total current assets	654,236	583,461

PROPERTY AND EQUIPMENT	840,340	767,661
Less: accumulated depreciation	(432,733)	(391,539)
Property and equipment, net	407,607	376,122

TRADENAMES/DOMAIN NAMES	197,562	197,812
DEFERRED TAX ASSETS	12,371	17,558
OTHER ASSETS	6,374	7,717
Total assets	$1,278,150	$1,182,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$153,745	$154,736
Deferred revenue	28,575	28,436
Accrued expenses	105,139	116,035
Total current liabilities	287,459	299,207

LONG-TERM DEBT	199,527	199,170
DEFERRED LEASE CREDITS	128,450	114,509
OTHER LONG-TERM LIABILITIES	106,375	95,215
Total liabilities	721,811	708,101

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	556,339	474,569
Total liabilities and stockholders’ equity	$1,278,150	$1,182,670

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
NET SALES	$725,801	$715,880	$2,165,481	$2,219,125
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	495,803	486,762	1,504,527	1,501,418
Gross profit	229,998	229,118	660,954	717,707
OPERATING EXPENSES:
Selling, general, and administrative expenses	152,732	144,112	524,041	504,277
Other operating (income) expense, net	792	(414)	316	(829)
Total operating expenses	153,524	143,698	524,357	503,448

OPERATING INCOME	76,474	85,420	136,597	214,259

INTEREST EXPENSE, NET	6,016	5,065	23,896	19,522
OTHER EXPENSE, NET	988	613	1,145	1,571
INCOME BEFORE INCOME TAXES	69,470	79,742	111,556	193,166
INCOME TAX EXPENSE	27,680	31,816	43,231	76,627
NET INCOME	$41,790	$47,926	$68,325	$116,539

OTHER COMPREHENSIVE INCOME:
Foreign currency translation (loss) gain	(2,213)	(950)	(2,329)	(708)
COMPREHENSIVE INCOME	$39,577	$46,976	$65,996	$115,831

EARNINGS PER SHARE:
Basic	$0.50	$0.57	$0.81	$1.38
Diluted	$0.49	$0.57	$0.81	$1.37

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,209	83,837	84,144	84,466
Diluted	84,749	84,609	84,554	85,068

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,325	$116,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,437	69,810
Loss on disposal of property and equipment	1,530	670
Impairment charge	10,527	26
Excess tax benefit from share-based compensation	(49)	(210)
Share-based compensation	19,326	21,174
Deferred taxes	6,291	(807)
Landlord allowance amortization	(11,369)	(9,342)
Changes in operating assets and liabilities:
Receivables, net	(5,724)	(6,508)
Inventories	(28,989)	2,133
Accounts payable, deferred revenue, and accrued expenses	(886)	(29,870)
Other assets and liabilities	21,151	31,460
Net cash provided by operating activities	156,570	195,075

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(115,088)	(105,368)
Purchase of intangible assets	(1,010)	(94)
Net cash used in investing activities	(116,098)	(105,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(1,478)	(313)
Excess tax benefit from share-based compensation	49	210
Proceeds from share-based compensation	—	4,701
Repurchase of common stock	(3,509)	(37,929)
Net cash used in financing activities	(4,938)	(33,331)

EFFECT OF EXCHANGE RATE ON CASH	(1,259)	(695)

NET DECREASE IN CASH AND CASH EQUIVALENTS	34,275	55,587
CASH AND CASH EQUIVALENTS, Beginning of period	311,884	256,297
CASH AND CASH EQUIVALENTS, End of period	$346,159	$311,884

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2014 - Actual				January 31, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(2)	(7)	583
United States - Outlet Stores	5	—	7	41
Canada	—	—	—	17
Total	5	(2)	—	641	5.6 million

First Quarter 2015 - Projected				May 2, 2015 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(21)	—	562
United States - Outlet Stores	6	—	—	47
Canada	—	—	—	17
Total	6	(21)	—	626	5.5 million

Full Year 2015 - Projected				January 30, 2016 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	1	(22)	—	562
United States - Outlet Stores	35	—	—	76
Canada	—	—	—	17
Total	36	(22)	—	655	5.7 million